Exhibit 1

TSAKOS ENERGY NAVIGATION LIMITED

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

April 21, 2005

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Tsakos Energy Navigation Limited, which will be held on Wednesday, May 25, 2005 at 16:00 Greek local time (9:00 am EDT) in our Auditorium, 367 Syngrou Avenue, P. Faliro, Athens, Greece.

The following Notice of Annual Meeting of Shareholders and Proxy Statement describes the items to be considered by the shareholders at such meeting and contains certain information about our company and its officers and directors.

Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy card. You can revoke the proxy at any time prior to voting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

Sincerely,

D. John Stavropoulos
Chairman of the Board of Directors

TSAKOS ENERGY NAVIGATION LIMITED

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On Wednesday, May 25, 2005

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of Tsakos Energy Navigation Limited, a Bermuda corporation, will be held at 16:00 Greek local time, (9:00 am EDT), Wednesday, May 25, 2005, in the Company’s Auditorium at 367 Syngrou Avenue, P. Faliro, Athens, Greece for the following purposes:

1.	re-elect three directors who retire by rotation;

2.	to receive and consider the audited financial statements of the Company;

3.	to re-appoint Ernst & Young, Athens, who were first appointed in 2002, as auditors of the Company and to authorise the Audit Committee of the Board of Directors to set their remuneration;

4.	to approve an increase in the authorised share capital of the Company from $40,000,000 to $100,000,000 by the authorisation of an additional $60,000,000 divided into 60,000,000 shares, par value $1.00 per share;

5.	to set the remuneration of the directors; and

6.	to transact such other business as may properly come before the 2005 Annual Meeting.

Only holders of record of the Company’s Common Shares, par value $1.00 per share (the “Common Shares”), at the close of business on April 13, 2005 will be entitled to receive notice of, and to vote at, the 2005 Annual Meeting and at any adjournment thereof. As described in the attached Proxy Statement, the nominees for re-election are Messrs. Janholt, Jolliffe and Plakopitas.

You are cordially invited to attend the 2005 Annual Meeting. Whether or not you expect to attend the 2005 Annual Meeting in person, please fill out, sign, date and return at your earliest convenience, in the envelope provided, the enclosed proxy card, which is being solicited on behalf of the Company’s Board of Directors. The proxy card shows the form in which your Common Shares are registered. Your signature must be in the same form. The return of the proxy card does not affect your right to vote in person, should you decide to attend the 2005 Annual Meeting. We look forward to seeing you.

By Order of the Board of Directors

George V. Saroglou
Chief Operating Officer

Athens, Greece

April 21, 2005

IMPORTANT

IN ORDER TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE ANNUAL MEETING, WE URGE SHAREHOLDERS TO COMPLETE, SIGN, DATE AND RETURN THEIR PROXY CARDS AS SOON AS POSSIBLE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. THE RETURN OF THIS PROXY CARD WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON, SHOULD YOU DECIDE TO ATTEND THE ANNUAL MEETING.

TSAKOS ENERGY NAVIGATION LIMITED

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To be held on May 25, 2005

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Tsakos Energy Navigation Limited, a Bermuda corporation for use at the 2005 Annual Meeting of Shareholders of the Company to be held at 16:00 Greek local time, (9:00 am EDT), Wednesday, May 25, 2005, in the Company’s Auditorium at 367 Syngrou Avenue, P. Faliro, Athens, Greece and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent to the Company’s shareholders is on or about April 21, 2005.

VOTING OF PROXY, REVOCATION

A proxy in the accompanying form that is properly executed, returned and not subsequently revoked will be voted in accordance with instructions contained therein. If no instructions are given with respect to the matters to be acted upon, proxies will be voted as follows: (i) for the election of the three nominees described herein, (ii) for the ratification of the Company’s accounts for the year ended December 31, 2004 (iii) for the ratification of the appointment of the Company’s auditors, (iv) to approve an increase in the authorised share capital of the Company from $40,000,000 to $100,000,000 by the authorisation of an additional $60,000,000 divided into 60,000,000 shares, par value $1.00 per share, (v) to set the remuneration of the directors and (vi) otherwise in accordance with the best judgment of the person or persons voting the proxy on any other matter properly brought before the 2005 Annual Meeting. Any shareholder who signs and returns the proxy may revoke it at any time before it is exercised by (i) delivering written notice to the Secretary of the Company of its revocation, (ii) executing and delivering to the Secretary of the Company a later dated proxy, or (iii) by appearing in person at the 2005 Annual Meeting and expressing a desire to vote his or her shares in person.

EXPENSES OF SOLICITATION

The expenses of the preparation of proxy materials and the solicitation of proxies for the 2005 Annual Meeting will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, by telephone, telecopy, electronically, or other means, or by directors, officers and regular employees of the Company who will not receive additional compensation for such solicitations. D.F. King Co. Inc. has been engaged by the Company to assist in the solicitation of proxies for a fee of $8,000 plus their costs and expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of the Company’s Common Shares, par value $1.00 per share.

VOTING SECURITIES

Holders of the Company’s Common Shares as of the close of business on April 13, 2005 will be entitled to notice of, and to vote at, the 2005 Annual Meeting or any adjournments thereof. On that date there were 20,164,468 Common Shares outstanding, the holders of which are entitled to vote for each share registered in their names with respect to each matter to be voted on at the 2005 Annual Meeting. The presence in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of two shareholders of record will constitute a quorum at the 2005 Annual Meeting.

Assuming that a quorum is present at the 2005 Annual Meeting, directors will be elected by a plurality of the votes cast at the 2005 Annual Meeting by holders of Common Shares present in person or represented by proxy. Approval of other items at the 2005 Annual Meeting requires that the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Withholding authority to vote for directors and broker non-votes will not affect the election of directors. Abstentions and broker non-votes will not affect the outcome of the vote on other proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Shares as of March 31, 2005 held by:

•	each person or entity that we know beneficially owns 5% or more of our Common Shares;

•	each of our officers, directors and director nominees; and

•	all our directors, director nominees and officers as a group.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”). In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Beneficial ownership does not necessarily imply that the named person has the economic or other benefits of ownership. For purposes of this table, shares subject to options, warrants or rights currently exercisable or exercisable within 60 days of March 31, 2005 are considered as beneficially owned by the person holding those options, warrants or rights. The applicable percentage of ownership of each shareholder is based on 20,164,468 Common Shares outstanding. Except as noted below, the address of all shareholders, officers, directors and director nominees identified in the table and accompanying footnotes below is in care of the Company’s principal executive offices.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Outstanding Common Shares
Tsakos Holdings Foundation (1):
Kelley Enterprises Inc. (1)	1,652,212	8.2%
Marsland Holdings Limited (1)	1,024,234	5.1%
Redmont Trading Corp. (1)	820,356	4.1%
Sea Consolidation S.A. of Panama (2)	1,167,416	5.8%
DePrince, Race & Zollo, Inc. (3)	1,161,100	5.8%

Officers and Directors
D. John Stavropoulos	66,000	*
Nikolas P. Tsakos (4)	16,000	*
Michael G. Jolliffe	10,000	*
George V. Saroglou	4,500	*
Paul Durham	8,000	*
Torben Janholt	—	—
Paul B. Labrinakos	6,350	*
Peter Nicholson	11,000	*
Francis T. Nusspickel	400	*
William A. O’Neil	—	—
Angelos Plakopitas	—	—
Antonio Taragoni	10,000	*
All officers and directors as a group (12 persons) (4)	132,250	*

*	Less than 1%

(1)	Kelley Enterprises Inc., Marsland Holdings Limited and Redmont Trading Corp., which holds 820,356 common shares, or 4.1%, are wholly owned subsidiaries of First Tsakos Investments Inc., which is in turn wholly owned by Tsakos Holdings Foundation. The Tsakos Holdings Foundation is a Liechtenstein foundation whose beneficiaries include persons and entities affiliated with the Tsakos family, charitable institutions and other unaffiliated persons and entities. The council that controls the Tsakos Holdings Foundation consists of five members, two of whom are members of the Tsakos family. Under the rules of the SEC, beneficial ownership includes the power to directly or indirectly vote or dispose of securities or to share such power. It does not necessarily imply economic ownership of the securities. Accordingly, the two members of the Tsakos family that serve as council members of the Tsakos Holdings Foundation may be deemed to share voting and/or dispositive power with respect to the shares owned by the Tsakos Holdings Foundation and deemed the beneficial owners of such shares.

(2)	Sea Consolidation S.A. of Panama is controlled by members of the Tsakos family.

(3)	This information is derived from this shareholder’s Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005. The business address of this shareholder is 201 S. Orange Ave, Suite 850, Orlando, FL 32801. The Schedule 13G, states that this shareholder has sole voting power and sole dispositive power over 1,161,100 common shares. The number of shares stated as beneficially owned is as of December 31, 2004.

(4)	Does not include shares owned by Kelley Enterprises Inc., Marsland Holdings Limited, Sea Consolidation S.A. of Panama, Redmont Trading Corp. or the Tsakos Holdings Foundation.

ITEM NO. 1 – ELECTION OF DIRECTORS

The Board has fixed its number at not less than five nor more than fifteen and currently consists of ten directors. Under the Company’s Bye-laws, one third (or the number nearest one third) of the Board (with the exception of any executive director) retires by rotation each year.

The Bye-laws require that the one third of the directors to retire by rotation be those who have been in office longest since their last appointment or re-appointment. The Bye-laws specify that where the directors to retire have been in office for an equal length of time, those to retire are to be determined by lot (unless they agree otherwise among themselves).

Mr. Janholt, Mr. Jolliffe and Mr. Plakopitas have been chosen by lot to retire and present themselves for re-election.

Each of the nominees has consented to be named herein and to serve if elected. The Company does not know of anything that would preclude any nominee from serving if elected. If any nominee becomes unable to stand for election as a director at the meeting, an event not anticipated by the Board, the proxy may be voted for a substitute designated by the Board. The identity and a brief biography of each nominee for director and each continuing director is set forth below.

The Board recommends that shareholders vote for the election of each of the following nominees to the Board.

NOMINEES FOR ELECTION

Nominee	Age (1)	Position	Director Since
Torben Janholt (3)	58	Director	2002
Michael G. Jolliffe (2)(3)(5)	54	Deputy Chairman of the Board	1993
Angelos Plakopitas	66	Director	2003

DIRECTORS CONTINUING IN OFFICE
Director	Age (1)	Position	Director Since
D. John Stavropoulos (2)(3) (4)(5)(6)	71	Chairman of the Board	1994
Peter Nicholson (2)(3)(6)	70	Director	1993
Francis T. Nusspickel (2)(3)	64	Director	2004
William O´Neil (3)	77	Director	2004
George V. Saroglou	40	Director	2001
Antonio Taragoni (3)(4)	73	Director	1993
Nikolas P. Tsakos (4)(5)(6)	41	President and Chief Executive Officer	1993

(1)	As of January 1, 2005

(2)	Member of Audit Committee

(3)	Member of Corporate Governance, Nominating and Compensation Committee

(4)	Member of Chartering Committee

(5)	Member of Capital Markets Committee

(6)	Member of Risk Committee

Nominees for Re-Election

The Board of Directors has nominated the following to serve as directors:

TORBEN JANHOLT

DIRECTOR

Mr. Janholt has been a member of our Board since October 2002. He has been President and Chief Executive Officer of J. Lauritzen A/S, a major Danish ship-owning and trading company, since 1998. Between 1995 and 1998 he was Director OTS of the United Nations World Food Programme based in Rome. In 1992 he took a position as director with the Armada A/S shipping group. Prior to 1992, Mr. Janholt held various senior positions within the Lauritzen Group, including Managing Director of Lauritzen Naval Madrid from 1990 to 1992 and Senior Vice President of J. Lauritzen USA Inc. New York from 1982 to 1989. Mr. Janholt is Chairman for or board member for companies in the J.Lauritzen Group and Chairman-elect of the Danish Shipowners Association.

MICHAEL G. JOLLIFFE

DEPUTY CHAIRMAN

Mr. Jolliffe has been Deputy Chairman of the Board since July 2001 and a director of the Company since September 1993. Mr. Jolliffe is also Vice-Chairman of both Klonatex S.A. and Naoussa Spinning Mills SA., two companies quoted on the Athens Stock Exchange that together form the third largest integrated textiles company in Europe. From 1997 until March 2004, he was a director of Royal Olympic Cruise Lines Inc. (Nasdaq: ROCLF). Recently, some subsidiaries of Royal Olympic Cruise Lines, Inc. filed for bankruptcy protection. Mr. Jolliffe is also Chairman of Wigham-Richardson Shipbrokers Ltd, one of the oldest established shipbroking companies in the City of London, and of Shipping Spares Repairs and Supplies Ltd, an agency company based in Piraeus, Greece. Additionally, Mr. Jolliffe is the President of Eurotrans Hermes Hellas S.A., the Greek agent for various manufacturers of trams, buses and trains.

ANGELOS PLAKOPITAS

DIRECTOR

Since 1991, Mr. Plakopitas has been Managing Director of Global Finance S.A., a financial services company based in Athens, with offices throughout the Balkans, and a manager of several venture capital funds. Between 1979 and 1990, Mr. Plakopitas was General Manager of Shelman Swiss-Hellenique Wood Products Manufacturers SA, a large industrial and trading company in Greece. From 1970 to 1979 he was Vice President with Citibank N.A. based in Athens and Piraeus, during which time he spent six years as Head of the Shipping Department. Mr. Plakopitas started his career with the Hellenic Industrial Development Bank in 1965.

The following directors will continue in office:

D. JOHN STAVROPOULOS

CHAIRMAN

Mr. Stavropoulos served as Executive Vice President and Chief Credit Officer of The First National Bank of Chicago and its parent, First Chicago Corporation, before retiring in 1990 after 33 years with the bank. He chaired the bank’s Credit Strategy Committee, Country Risk Management Council and Economic Council. His memberships in professional societies have included Robert Morris Associates (national director), the Association of Reserve City Bankers and the Financial Analysts Federation. Mr. Stavropoulos was appointed by President George H.W. Bush to serve for life on the Presidential Credit Standards Advisory Committee. Mr. Stavropoulos was a director of CIPSCO from 1979 to 1992, an instructor of Economics and Finance at Northwestern University from 1962 to 1968, serves as a life member on the Alumni Advisory Board of the

Kellogg School of Management and is a Chartered Financial Analyst. He was elected to the Company’s Board as its Chairman on June 1, 1994.

PETER NICHOLSON

DIRECTOR

Mr. Nicholson is trained as a naval architect and spent the majority of his professional career with Camper & Nicholson Limited, the world-famous yacht builders. He became Managing Director of the firm and later, Chairman. When Camper & Nicholson merged with Crest Securities to form Crest Nicholson Plc in 1972, Mr. Nicholson became an executive director, a role he held until 1988 when he became a non-executive in order to pursue a wider range of business interests. Since that time, he has been a non-executive director of Lloyds TSB Group Plc (from 1990-2000) and chairman of Carisbrooke Shipping Plc (from 1990-1999). He was a director of various companies in the Marsh Group of insurance brokers and remained a consultant to the company until recently. He has served on the boards of a variety of small companies, has been active in the administration of the United Kingdom marine industry and is a trustee of the British Marine Federation. He is a Younger Brother of Trinity House. He was Chairman of the Royal National Lifeboat Institution from 2000 to 2004 and is a trustee of the International Lifeboat Federation. He joined the Company’s Board as a founder director in 1993.

FRANCIS T. NUSSPICKEL

DIRECTOR

Mr. Nusspickel is a retired partner of Arthur Andersen LLP with 35 years of public accounting experience. He served as a member of Arthur Andersen’s Transportation Industry Group and worldwide Industry Head for the Ocean Shipping segment. His responsibilities included projects for mergers and acquisitions, fraud investigations, arbitrations and debt and equity offerings. He was President of the New York State Society of Certified Public Accountants from 1996 to 1997, a member of the AICPA Council from 1992 to 1998, and is presently Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants.

WILLIAM O’ NEIL

DIRECTOR

Mr. O’Neil is Secretary-General Emeritus of the IMO, the United Nations agency charged with monitoring maritime safety and preventing pollution from ships. Mr. O’Neil first was elected Secretary-General of the IMO in 1990. He served a second term with the IMO beginning in 1994, a third term beginning in 1998 and a further two-year term beginning in 2002. Mr. O’Neil has served in various positions with the Canadian Federal Department of Transport. He was Commissioner of the Canadian Coast Guard from 1975 until 1980 and later became President and Chief Executive Officer of the St. Lawrence Seaway Authority, a position he held until joining IMO. Mr. O’Neil has been associated with the IMO since 1972 when he represented Canada at the IMO Council. He became Chairman of the IMO Council in 1980 and was re-elected four times. Mr. O’Neil obtained a degree in civil engineering in 1949 from the University of Toronto.

GEORGE V. SAROGLOU

CHIEF OPERATING OFFICER

Mr. Saroglou has been Chief Operating Officer since 1996 and a director of the Company since 2001. Mr. Saroglou is a shareholder and director of Pansystems S.A., a leading Greek information technology systems integrator where he also worked from 1987 until 1994. From 1995 to 1996 he was employed in the Trading Department of the Tsakos Group. He graduated from McGill University in Canada in 1987 with a Bachelors Degree in Science (Mathematics).

ANTONIO TARAGONI

DIRECTOR

Mr. Taragoni has been involved in the shipping industry since 1955, initially with Ballestrero, Tuena and Canepa. In 1961, he founded and is President of Nolarma Noleggi & Armamento Srl, presently one of the largest Italian ship agents. This company has much experience in ship management. Mr. Taragoni is also the Founder and President of Nolarma Tankers Srl, a large Italian tanker shipbroking firm. He was a Council Member of Intertanko from 1973 to 1995 and a Council Member of Porto Petroli SpA of Genoa from 1975 to 1996. Mr. Taragoni has been a director of the Company since inception.

NIKOLAS P. TSAKOS

PRESIDENT

Mr. Tsakos has been President, Chief Executive Officer and a director of the Company since inception. Mr. Tsakos is the sole shareholder of Tsakos Energy Management. He has been involved in ship management since 1981 and has seafaring experience of 36 months. He is President of the Hellenic Marine Environment Protection Agency (HELMEPA). Mr. Tsakos is a member of the council of the Independent Tanker Owners Association (INTERTANKO), a board member of the Union of Greek Shipowners (UGS), a council member of the board of the Greek Shipping Co-operation Committee (GSCC) and a council member of the American Bureau of Shipping (ABS), Bureau Veritas (BV) and of the Greek Committee of Det Norske Veritas (DNV). Mr. Tsakos is a member of the board of directors of DryShips Inc., an owner and operator of drybulk carriers whose shares of common stock are listed on the Nasdaq National Market. He graduated from Columbia University in New York in 1985 with a degree in Economics and Political Science and obtained a Masters Degree in Shipping, Trade and Finance from the City of London University Business School in 1987. Mr. Tsakos served as an officer in the Hellenic Navy in 1988.

CORPORATE OFFICERS OF THE COMPANY

The corporate officers of the Company are appointed annually by the Board and serve at the discretion of the Board. The current corporate officers of the Company, their respective ages and positions are set forth below:

Name	Age	Position
Nikolas P. Tsakos	41	Chief Executive Officer
George V. Saroglou	40	Chief Operating Officer
Paul Durham	53	Finance Director and Chief Accounting Officer
Paul B. Labrinakos	50	Chief Marine Officer

The following are the Company’s officers who are not directors:

PAUL DURHAM

FINANCE DIRECTOR

Mr. Durham joined the Tsakos Group in 1999 and has served as our Finance Director and Chief Accounting Officer since June 2000. Mr. Durham is a United Kingdom Chartered Accountant. From 1989 through 1998, Mr. Durham was employed with the Latsis Group, a shipping, refinery and banking enterprise, becoming Financial Director of Shipping in 1995. From 1983 to 1989, Mr. Durham was employed by RJR Nabisco Corporation, serving as audit manager for Europe, Asia and Africa until 1986 and then as financial controller of one of their United Kingdom food divisions. Mr. Durham worked with Ernst & Young (London and Paris) from 1972 to 1979 and Deloitte & Touche (Chicago and Athens) from 1979 to 1983.

PAUL B. LABRINAKOS

CHIEF MARINE OFFICER

Mr. Labrinakos was appointed Chief Marine Officer of the Company in June 2002 with the responsibility of overseeing newbuilding vessels and monitoring the Company’s managed fleet. He has served with the Tsakos Group since 1992, first as Technical Manager based in New York and later in Athens as Technical Director, responsible for the technical supervision of a fleet of 60 vessels. He created the New Projects Department of the Tsakos Group. Earlier in his career, he worked for other major shipping and industrial companies. He has supervised and been involved in the design and building of over 50 newbuilding vessels. He has seagoing experience on both bulk carriers and tankers. Mr. Labrinakos is a member of several maritime technical committees both in Europe and the United States. He graduated from Athens National Technical University as a Naval Architect and Marine & Mechanical Engineer. He has also completed technical studies in Germany and in the United States.

CORPORATE GOVERNANCE

The Company’s business is managed under the direction of the Board, in accordance with the Companies Act of 1981 of Bermuda and the Company’s Memorandum of Association and Bye-laws. Members of the Board are kept informed of the Company’s business through: discussions with the Chairman of the Board, the President and Chief Executive Officer and other members of the Company’s management team; the review of materials provided to directors; and, participation in meetings of the Board and its committees. During the year ended December 31, 2004 three meetings of the Board were held. Each director attended all of the meetings of the Board and meetings of committees of which the director was a member.

Documents Establishing Our Corporate Governance

In November 2003, the New York Stock Exchange adopted significant new corporate governance rules for listed companies. The SEC, in implementing the Sarbanes-Oxley Act of 2002, adopted a number of new rules affecting corporate governance and disclosure in 2002 and 2003. The Board and the Company’s management have engaged in an ongoing review of our corporate governance, with a goal of full compliance with the new rules before the new rules become effective for the Company.

The Company has adopted a number of key documents that are the foundation of its corporate governance, including:

•	a Code of Ethics;

•	a Corporate Governance, Nominating and Compensation Committee Charter; and

•	an Audit Committee Charter.

These documents and other important information on our governance are posted in the “Investors” section of the Tsakos Energy Navigation Limited website, and may be viewed at http://www.tenn.gr. We will also provide any of these documents in hard copy upon the written request of a shareholder. Shareholders may direct their requests to the attention of Investor Relations, c/o George Saroglou or Paul Durham, Tsakos Energy Navigation Limited, 367 Syngrou Avenue, 175 64 P. Faliro, Athens Greece.

The Board has a long-standing commitment to sound and effective corporate governance practices. The Board’s Corporate Governance Guidelines address a number of important governance issues such as:

•	Selection and monitoring of the performance of the Company’s senior management;

•	Succession planning for the Company’s senior management;

•	Qualifications for membership on the Board;

•	Functioning of the Board, including the requirement for meetings of the independent directors; and

•	Standards and procedures for determining the independence of directors.

The Board believes that the Corporate Governance Guidelines and other governance documents meet current requirements and reflect a very high standard of corporate governance.

Independence of Directors

The foundation for the Company’s corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. With the exception of the two Executive Directors (Mr. Nikolas P. Tsakos and Mr. George V. Saroglou) and Mr. Angelos Plakopitas, the Board believes that none of the other incumbent directors (Messrs. Stavropoulos, Jolliffe, Janholt, Nicholson, Nusspickel, O´Neil and Taragoni) currently have a material relationship with the Company directly or indirectly or any relationship that would interfere with the exercise of their independent judgment as directors of the Company.

The Board made its determination of independence in accordance with its Corporate Governance Guidelines, which specifies standards and a process for evaluating director independence. The Guidelines provide that:

•	A director cannot be independent if he or she fails to meet the objective requirements as to “independence” under the new NYSE listing standards.

•	If a director meets the objective NYSE standards, he or she will be deemed independent, absent unusual circumstances, if in the current year and the past three years the director has had no related-party transaction or relationship with the Company or an “interlocking” relationship with another entity triggering disclosure under the SEC disclosure rules.

•	If a director who meets the objective NYSE independence requirements either has had a disclosable transaction or relationship or the Corporate Governance, Nominating and Compensation Committee requests that the Board consider any other circumstances in determining the director’s independence, the Board will make a determination of the director’s independence.

To promote open discussion among the independent directors, those directors met in 2004 in regularly scheduled executive sessions without participation of the Company’s management and will continue to do so in 2005. Mr. Stavropoulos will serve as the Presiding Director for purposes of these meetings.

Board of Directors

In accordance with the Bye-laws, the Board has specified that the number of directors will be set at no less than five nor more than fifteen. At December 31, 2004 we had ten members on our Board.

Under the Company’s Bye-laws, one third (or the number nearest one third) of the Board (with the exception of any managing director) retires by rotation each year. The Bye-laws require that the one third of the directors who retire by rotation be those who have been in office the longest since their last appointment or re-appointment. The Bye-laws specify that where the directors to retire have been in office for an equal length of time, those who retire are to be determined by lot (unless they agree otherwise among themselves). At the 2005 Annual Meeting, the terms of Messrs. Janholt, Jolliffe and Plakopitas will expire.

During the fiscal year ended December 31, 2004, the full Board held three meetings. Each director attended all of the meetings of the Board and meetings of committees of which the director was a member.

Committees of the Board

The Board has established an Audit Committee, a Corporate Governance, Nominating and Compensation Committee, a Chartering Committee, a Capital Markets Committee and a Risk Committee.

Audit Committee

The members of the Audit Committee are Messrs. Nusspickel, Nicholson, Stavropoulos and Jolliffe, each of whom is an independent Director. Mr. Nusspickel has been elected Chairman of the Audit Committee following the February 22, 2005 Audit Committee Meeting. The Audit Committee is governed by a written charter, which is approved and annually adopted by the Board. As stated above, the Board has determined that the continuing members of the Audit Committee will meet the applicable independence requirements, and that all continuing members of the Audit Committee meet the requirement of being financially literate. The Audit Committee held three meetings during the fiscal year ended December 31, 2004. The Audit Committee is appointed by the Board and is responsible for, among other matters:

•	engaging the Company’s external and internal auditors;

•	approving in advance all audit and non-audit services provided by the auditors;

•	approving all engagement letters provided by the auditors;

•	reviewing the qualification and independence of the Company’s external auditors;

•	reviewing the Company’s relationship with external auditors, including the consideration of audit fees which should be paid as well as any other fees which are payable to auditors in respect of non-audit activities, discussions with the external auditors concerning such issues as compliance with accounting standards and any proposals which the external auditors have made vis-à-vis the Company’s auditing standards;

•	reviewing the Company’s financial reporting and internal control functions;

•	reviewing the Company’s whistleblower’s process and protection; and

•	overseeing general compliance with related regulatory requirements.

The Board of Directors has determined that Messrs. Stavropoulos and Nusspickel, whose biographical details are included herein, each qualifies as an audit committee financial expert as defined under current SEC regulations and each is independent in accordance with the listing standards of the New York Stock Exchange.

Corporate Governance, Nominating and Compensation Committee

In February 2004, the Board resolved to combine its Nominating and Corporate Governance Committee and its Compensation Committee. The members of the Corporate Governance, Nominating and Compensation Committee are Messrs. Nicholson, Jolliffe, Stavropoulos, Nusspickel, O’Neil, Janholt and Taragoni, each of whom is an independent Director. Mr. Nicholson is Chairman of the Corporate Governance, Nominating and Compensation Committee and during recent meetings has requested that Mr. Stavropoulos serve as the Presiding Director of the Committee. The Corporate Governance, Nominating and Compensation Committee is appointed by the Board and is responsible for:

•	assisting the Board and the Company’s management to establish and maintain a high standard of ethical principles;

•	insuring appropriate independence of directors under New York Stock Exchange and SEC rules;

•	identifying and nominating candidates for election to the Board and appointing the Chief Executive Officer and the Company’s senior management team;

•	designing the compensation structure for the members of the Board and its various committees; and

•	designing and overseeing the long-term incentive compensation program of the Company.

Capital Markets Committee

The members of the Capital Markets Committee are Messrs. Tsakos, Stavropoulos and Jolliffe. Mr. Jolliffe is Chairman of the Capital Markets Committee. The Capital Markets Committee assists the Board and the Company’s management regarding matters relating to the raising of capital in the equity and debt markets, relationships with investment banks, communications with existing and prospective investors and compliance with related regulatory requirements.

Risk Committee

The members of the Risk Committee are Messrs. Stavropoulos, Nicholson, Tsakos, and our finance director, Mr. Durham. Mr. Stavropoulos is Chairman of the Risk Committee. The primary role of the Risk Committee is to assist the Board and the Company’s management regarding matters relating to insurance protection coverage of physical assets, third party liabilities, contract employees, charter revenues and officer and director liability. The Risk Committee also assists in the development and maintenance of commercial banking and other direct lender relationships, including loans and, when appropriate, interest rate hedging instruments.

Chartering Committee

The members of the Chartering Committee are Messrs. Tsakos, Stavropoulos and Taragoni. Mr. Taragoni is Chairman of the Chartering Committee. The Chartering Committee assists the Board and the Company’s management regarding the strategies of fleet employment, fleet composition and the general structuring of charter agreements.

Indemnification

Every director, secretary, officer of the Company and member of a committee constituted under the Bye-laws (and his heirs and legal representatives) will be indemnified out of the funds of the Company against all civil liabilities, losses, damages, charges or expenses (including but not limited to an amount paid to settle an action, satisfy a judgement, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or her as such director, secretary, officer or committee member while exercising his or her powers and discharging his or her duties under the Bermuda Companies Acts and the Company’s Bye-laws. The indemnity extends to any person acting as a director, secretary, officer or committee member in the reasonable belief that he or she has been so appointed or elected, notwithstanding any defect in such appointment or election. The indemnity contained in the Company’s Bye-laws does not extend to any matter which would render it void pursuant to the Bermuda Companies Acts.

How to Contact the Board and its Committees

We have established a process by which shareholders can contact our Board, including any committee of the Board.

To contact the Board or a committee of the Board, you may write to the following address:

TSAKOS ENERGY NAVIGATION LIMITED

c/o Chairman of the Corporate Governance, Nominating and Compensation Committee

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

•	All concerns and complaints will be received and processed by the Company’s Corporate Compliance Officer and/or the Company’s Internal Auditor.

•	Priority will be assigned to communications involving an allegation of a threat to a person, property or the environment, and to on-going or time-sensitive issues.

•	If you have provided your name, or have received a control number to permit anonymous or confidential treatment, you will receive a response to your communication by telephone or in writing.

•	The Chairman of the Board or the Chairman of the Corporate Governance, Nominating and Compensation Committee will decide whether to forward your communication to other Directors, including the Executive Directors, taking into account the substance of the communication and any request that may have been made regarding such dissemination.

•	Any proposal that a shareholder intends to present at the 2006 Annual Meeting of Shareholders of the Company, including nominations to the Board, must be received by the Chairman of the Corporate Governance, Nominating and Compensation Committee at the above address no later than December 20, 2005 for inclusion in the Company’s Proxy Statement and proxy for such meeting and must be otherwise in compliance with applicable SEC regulations. If a shareholder intends to present a proposal at the next Annual Meeting of Shareholders of the Company but does not seek to have the proposal included in the Company’s Proxy Statement and proxy, for purposes of SEC regulations, notice must be received by the Company at its principal executive offices no later than March 6, 2006. Use of certified mail is suggested.

To enable directors to attend the Annual Meeting of Shareholders, the Board has established a practice of scheduling a regular Board meeting to coincide with the Annual Meeting. In 2004, all directors attended the Annual Meeting of Shareholders.

Compensation

We pay no cash compensation to our senior management or to our directors who are senior managers. For the year ended December 31, 2004, the aggregate cash compensation of all of the members of the Board was approximately $375,000, as per the following fee allocation which was approved by the shareholders of the company in 2004:

•	Service on the Board - $45,000

•	Service on the Audit Committee - $15,000

•	Service on the Capital Markets Committee - $10,000

•	Service as Chairman of the Audit Committee - $15,000

•	Service as Chairman of the Capital Markets Committee - $10,000

•	Service as Chairman of the Board - $25,000

Our senior managers, other than Mr. Tsakos, receive salaried compensation from Tsakos Energy Management, which receives a management fee per month for each of our ships. We do not provide benefits for directors upon the termination of their service with us.

The Company’s directors and senior management are also eligible to receive compensation directly from the Company in the form of stock options. The last options to purchase common shares under the 1998 Stock Option Plan were granted on July 17, 2001 with an exercise price of $12. These were all fully vested by August 22, 2001 with an expiration date of July 17, 2006. During fiscal 2004 our directors and senior management exercised an aggregate of 148,913 options under the 1998 Stock Option Plan. As of December 31, 2004 a total of 32,087 options remain unexercised. As of the date of this proxy statement, no awards have been granted under the Company’s 2004 Incentive Plan.

The Corporate Governance, Nominating and Compensation Committee adopted in 2004 a management incentive program based on the return on equity (R.O.E.) measured by the book value per share at the beginning of each fiscal year and basic earnings per share for that year. U.S. GAAP accounting shall define the value of the components. The incentive award scale is:

R.O.E	Amount of award
Above
15.0%	$1.0 million
17.5%	$1.25 million
20.0%	$1.60 million
22.5%	$2.00 million
25.0%	$2.50 million

For the operations of 2004, Tsakos Energy Management has earned an award of $2.5 million, which will be distributed to the senior personnel of Tsakos Energy Management and Tsakos Shipping & Trading whose performance was critical in achieving a return on equity of 41%. This is the highest possible award that Tsakos Energy Management may be awarded under this incentive program.

Audit Committee Report

The Audit Committee of the Board reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee has the sole authority to retain, and set compensation and retention terms for, terminate, oversee, and evaluate the work of the Company’s independent auditors. The independent auditors report directly to the Audit Committee. The Board has determined that each member of the Audit Committee is independent within the meaning of the Sarbanes-Oxley Act of 2002 and the NYSE’s current listing standards.

The Company’s management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young, Athens, Greece is responsible for expressing an opinion based upon their audits of the consolidated financial statements. The responsibility of the Audit Committee is to oversee these processes. As part of this process the Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee also reviews reports on various matters, including: (1) critical accounting policies of the Company, (2) material written communications between the independent auditors and management, (3) the independent auditors internal quality-control procedures, (4) significant changes in the Company’s selection or application of accounting principles and, (5) the effect or regulatory and accounting initiatives on the financial statements of the Company. It is not the duty or the responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

The Audit Committee has adopted policies and procedures for pre-approval of all audit and permissible non-audit engagements of the independent auditors and the related fees. Under the policy, prior to the engagement of the independent auditors for the next year’s audit, the Company’s management submits an aggregate of services expected to be rendered during that year for each audit and permissible non-audit engagements to the Audit Committee for approval. The fees are budgeted and the Audit Committee receives periodic reports from the Company’s management and the independent auditors on actual fees versus the budget by type of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the pre-approved budget. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee has met and held discussions with the Company’s management and representatives of Ernst & Young, Athens, Greece. The Company’s management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and Ernst & Young, Athens, Greece.

The Audit Committee discussed with Ernst & Young, Athens, Greece, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

Ernst & Young, Athens, Greece, also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Ernst & Young, Athens, Greece, the firm’s independence. The Audit Committee reviewed the audit and non-audit fees paid to Ernst & Young, Athens, Greece, and also considered whether non-audit services performed by Ernst & Young, Athens, Greece, were compatible in maintaining the auditor’s independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the

Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

Based upon the Audit Committee’s discussions with the Company’s management and Ernst & Young, Athens, Greece and the Audit Committee’s review of the representations of the Company’s management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 20-F for the year ended December 31, 2004 when filed with the SEC. The Audit Committee also approved, subject to shareholder ratification, the selection of Ernst & Young, Athens, Greece as the Company’s independent auditors.

FRANCIS T. NUSSPICKEL, CHAIRMAN, AUDIT COMMITTEE

MICHAEL G. JOLLIFFE

PETER NICHOLSON,

D. JOHN STAVROPOULOS

Independent Public Accountants

The accounting firm of Ernst & Young, Athens, Greece served as the Company’s independent public accountants for the years ended December 31, 2004 and December 31, 2003.

Principal Accounting Fees and Services

The Company paid Ernst & Young, Athens, Greece, an aggregate of Euro 224,595 in audit fees for fiscal year 2004 and Euro 238,104 in audit fees for fiscal year 2003. Audit fees consist of the audit of our annual financial statements, the review of quarterly financial statements, services rendered in connection with registration of securities and related comfort letters, consents related to SEC registration statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and financial audits of subsidiaries. Ernst & Young did not provide any non-audit related services or tax services in 2003 or 2004, apart from tax services in 2004 for Euro 18,000.

The Audit Committee Charter sets forth the Company’s policy regarding retention of the independent auditors, requiring the Audit Committee to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services. The Chairman of the Audit Committee, or in the absence of the Chairman, any member of the Audit Committee designated by the Chairman, has authority to approve in advance any lawfully permitted non-audit services. The Audit Committee is authorised to establish other policies and procedures for the pre-approval of such services. Where non-audit services are approved under delegated authority, the action must be reported to the full Audit Committee at its next regularly scheduled meeting.

Comparison of Cumulative Total Shareholder Return

Set forth below is a graph comparing the cumulative total shareholder return of our common shares over the period we have had a class of securities registered under Section 12 of the Exchange Act with the cumulative total return of the Dow Jones Marine Transportation Index and the S&P 500 Index. Total shareholder return represents stock price changes and assumes the reinvestment of dividends. The graph assumes the investment of $100 on March 6, 2002. Past performance is not necessarily an indicator of future results.

Comparison of Cumulative Total Returns

Assumes Initial Investment of $100

Fiscal Year Ending December 31

ITEM NO. 2 – APPROVAL OF AUDITED FINANCIAL STATEMENTS

The Board, acting on the recommendation of the Audit Committee, recommends the approval by the Company’s shareholders of the audited financial statements for the fiscal year ended December 31, 2004 together with the report of the Company’s auditors, Ernst & Young, Athens, Greece. Representatives of Ernst & Young, Athens, Greece, are expected to be present at the 2005 Annual Meeting. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

ITEM NO. 3 - RATIFICATION OF APPOINTMENT OF AUDITORS

Appointment of Auditors

The Audit Committee of the Board, subject to the approval of the Company’s shareholders, as required by the Companies Act of 1981 of Bermuda, has appointed the firm of Ernst & Young, Athens, Greece, independent certified public accountants, as auditors of the Company for the year ending December 31, 2005. The Board, acting on the recommendation of the Audit Committee, recommends approval by the Company’s shareholders of the appointment of Ernst & Young, Athens, Greece as auditors of the Company for the fiscal year ending December 31, 2005. Representatives of Ernst & Young, Athens, Greece, are expected to be present at the 2005 Annual Meeting. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

The Audit Committee of the Board recommends that the shareholders vote for the ratification of Ernst & Young, Athens, Greece as the Company’s auditors for the fiscal year ending December 31, 2005.

ITEM No. 4 - INCREASE OF THE AUTHORISED SHARE CAPITAL OF THE COMPANY

The Board recommends that the Company’s shareholders approve an increase to the Company’s authorised share capital to $100,000,000 divided into 100,000,000 shares, par value $1.00 per share, for the following reasons:

Currently, the Company’s authorised share capital under its Memorandum of Association is $40,000,000 divided into 40,000,000 shares, par value $1.00 per share. As of March 31, 2005, of the 40,000,000 shares of the Company’s share capital presently authorised, 20,164,468 common shares were issued and outstanding, 28,350 common shares were reserved for issuance under the Company’s 1998 Stock Option Plan and 500,000 common shares were reserved for issuance under the Company’s 2004 Incentive Plan. As a result, there are now only 19,307,182 authorised shares of the Company that are not reserved and that may be issued for any future business purposes by the Company.

Accordingly, the Board has approved for submission to the Company’s shareholders, and recommends that the Company’s shareholders approve, an amendment to the Company’s Memorandum of Association to increase the authorised share capital from $40,000,000 to $100,000,000.

The Board anticipates that it will require in the future a greater number of authorised shares than is currently available under the Company’s Memorandum of Association. The additional $60,000,000 divided into 60,000,000 shares, par value $1.00 per share of the Company may be issued for any proper corporate purpose approved by the Board. The availability of additional authorised shares will enable the Board to act with flexibility when and as the need arises to issue additional shares in the future without the delays necessitated by having to obtain a shareholder vote and to take advantage of changing market and financial conditions in a more timely manner. Among the reasons for issuing additional shares would be to increase the Company’s capital through sales of the Company’s shares, to increase the number of shares outstanding by share dividend, to increase the number of shares outstanding by share splits, to make awards of options and shares under the Company’s incentive plans, to use the shares as consideration for acquisitions and other corporate transactions and to engage in other types of capital transactions.

If approved, the increase in share capital will not affect the rights of the Company’s shareholders. However, if the reservation of any shares is released at a later time, there may be effects incidental to any subsequent issuances of shares and the resulting increase in the number of shares issued. If the Board elects to issue additional shares, the issuance could have a dilutive effect on earnings per share of common shareholders. Such an issuance would also have a dilutive effect on the voting power and percentage ownership in the Company represented by the holders of shares immediately prior to such issuance.

The Board has not proposed the increase in the amount of authorised shares with the intention of discouraging tender offers or takeover attempts of the Company. However, the availability of additional authorised shares for issuance by the Board of Directors could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company, which may adversely affect the ability of the Company’s shareholders to obtain a premium for their shares.

The share increase amendment will be effected immediately after it is approved at the annual meeting. Within 30 days thereafter, the Company is required to file an amendment to its Memorandum of Association with the Bermuda Registrar of Companies.

The Board recommends that the shareholders vote for an increase of the authorised share capital.

Item 5 – REMUNERATION OF THE DIRECTORS

We pay no cash compensation to our senior management or to our directors who are senior managers. For the year ended December 31, 2004, the aggregate cash compensation of all of the members of the Board was approximately $375,000, as per the following fee allocation which was approved by the shareholders of the company in 2004:

•	Service on the Board - $45,000

•	Service on the Audit Committee - $15,000

•	Service on the Capital Markets Committee - $10,000

•	Service as Chairman of the Audit Committee - $15,000

•	Service as Chairman of the Capital Markets Committee - $10,000

•	Service as Chairman of the Board - $25,000

The Board recommends that the shareholders vote to approve the same fee schedule for 2005.

ANNUAL REPORT TO SHAREHOLDERS

The Company’s 2004 Annual Report to Shareholders, which includes financial statements for the fiscal year ended December 31, 2004, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials. It is important that proxies be returned promptly. Therefore, shareholders are urged to fill in, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,

George V. Saroglou Chief Operating Officer Dated: April 21, 2005